Exhibit 4(b)
Material Contracts





Online Mobile Research Business Technology Trading Transfer and Alliance
                              Agreement





This Agreement is made and entered into by and between SK Corporation (hereinafter referred to as "SK") and P&P Research Co., Ltd. (hereinafter referred to as "P&P") to share earnings in connection with the mobile research system development and operation, in order to pursue a joint business on mobile research.


Article 1. (Definition of Terms)
1) Research refers to the work that allows P&P to collect data generated when users respond to a questionnaire via the mobile phone network or Internet. P&P also uses its analysis system to analyze such data and provide the results to customers.
2) Mobile phone network refers to all equipment operated by Korean mobile carriers related to the mobile phone service.
3) User refers to the mobile phone customer using the mobile phone network or the Internet user using the Internet.
4) Customer refers to an individual or an organization that requests SK or P&P to conduct research.

Article 2.(Business Areas for Cooperation)
Both parties hereto shall form alliances to venture into the following business areas and share the corresponding earnings:
1)   Research through Short Message Service (SMS)
For SMS-based research work, SK shall develop a mobile research system while P&P shall analyze the data gathered using its systems and provide the results to the customer concerned.
2) Research Using Wireless Mobile Communication Service News Both parties shall conduct research through SK Telecom's n-top and other wireless Internet service menus and provide corresponding research results to the customer concerned.
3)   Cooperation with Mobile Phone Carriers
Both parties shall exert joint efforts to forge strategic alliances with SK Telecom and other mobile service carriers to venture into the business areas stipulated under Sections 1 and 2 of Article 2.
4)   Research Through the Internet
In order to perform joint online research work, P&P shall provide online research contents to SK by linking to SK's website.

Article 3. (Development of Mobile Research System)
1) SK shall develop P&P's online research system referred to as mobile research system, in order to fit the wireless Internet environment (SMS and WAP).
2) SK shall complete the development of the mobile research system no later than one (1) month after the agreement date and shoulder the corresponding expenses.
3) P&P shall faithfully provide the data necessary for SK to develop the mobile research system, as well as plan, draft, and provide for SK questionnaire contents necessary for mobile research. SK may participate in P&P's planning on questionnaire contents.
4) SK shall hold exclusive rights to mobile research systems-related software, hardware, and programs, while P&P shall reserve the rights to data structured based on mobile research.

Article 4. (Provision of Contents Related to Online Research)
1) P&P shall provide SK with the contents necessary for the business stipulated under Section 4 of Article 2. Both parties shall share the corresponding earnings in accordance with Section 2 of Article 7.
2) To enable SK to efficiently provide its members with research service in line with its current Internet environment, P&P shall provide SK with contents stipulated under Section 1 of Article 4 as specified by SK. The methods of providing contents shall be discussed and determined mutually by both parties.

Article 5. (Publicity of Joint Venture)
1) Both parties may have prior discussion and conduct advertisement and publicity in relation to this Agreement. Likewise, both parties may pursue joint promotion activities as necessary.
2) In case of individual publicity efforts by either party, the other party must be notified in advance regarding the publicity contents, date, and other necessary data and consequently provided with such publicity materials.

Article 6. (Joint Business Marketing)
1) P&P shall organize the provision of services related to Sections 1 and 2 of Article 2 of this Agreement.
2) SK or P&P may organize and provide services related to the business stipulated in Section 4 of Article 2 of this Agreement
3) P&P shall organize and implement research contents in accordance with matters stipulated by relevant laws. Likewise, P&P shall do its best to avoid violating relevant laws and consequently putting SK at a disadvantage while carrying out research through SMS or wireless mobile communication service menu.

Article 7. (Sharing of Earnings from the Business Ventures)
1) Both parties shall equally share earnings from the business areas stipulated in Article 2. Earnings shall refer to pure profits generated after subtracting relevant research-related costs from payments received from customers related to research conducted through SMS or wireless mobile communication service menu.
2) Both parties shall discuss and determine the sharing of earnings stipulated in Section 4 of Article 2 of this Agreement upon establishing the earning model.
Article 8. (Guarantee on Research Reliability and Contents)
1) P&P shall guarantee that the research output produced under this Agreement and contents provided by P&P for SK do not infringe on a third party's patents, copyrights, and other legal and de facto rights and do not violate socially established rules. Likewise, P&P shall ensure that such research output and contents are secured legally.
2) In case a third party contests copyrights to the research output produced under this Agreement and contents provided by P&P for SK and files corresponding complaints or lawsuits, P&P shall solely shoulder criminal and civil responsibilities, pay SK for all damages, and go through the legal proceedings at its own expense. Accordingly, P&P shall indemnify SK for all costs incurred by SK.
3) P&P shall resolve complaints and lawsuits filed by customers in relation to research contents and outputs, as well as disputes and lawsuits arising from the business ventures. Accordingly, P&P shall reimburse SIC for expenses incurred by SIC.

Article 9. (Rights to Research Outputs and Contents Provided)
1) P&P shall hold exclusive rights to outputs produced from the business ventures stipulated in Article 2 of this Agreement, as well as the contents provided by P&P for SK. However, outputs of research jointly carried out by both parties shall belong to both parties.
2) SK may use research-related materials (research outputs and contents) provided by P&P as stated in Article 2 of this Agreement free of charge for six months after termination of this Agreement as necessary.

Article 10. (Confidentiality)
Either party shall keep confidential the other party's, its related other parties', and customers' information acquired in the course of the conclusion of this Agreement and fulfillment of the stipulations in this Agreement, as well as other matters deemed confidential by the other party. In case of consent from the other party or disclosure is deemed inevitable, either party may disclose such information to a third party. Nonetheless, either party shall guarantee that such third party keeps such information confidential. In case of disclosure of such confidential information without the prior consent of either party, the non-defaulting party may unilaterally terminate this Agreement. Likewise, the non-defaulting party may request for indemnification from the other party for financial or business damages sustained due to the leakage of such confidential information.

Article 11. (Termination of Agreement)
1) In the event that either party violates this Agreement, the non-defaulting party may send a written notice to the other party to fulfill its obligations within 15 days upon receipt of such notice. In case of non-fulfillment of obligations, the non-defaulting party may terminate this Agreement. However, this Agreement may be automatically terminated if: (a) either party files for bankruptcy or default; (b) either party terminates an agreement with a mobile service carrier or vise-versa, and; (c) the government issues a service suspension order.
2) In the event that this Agreement is terminated, obligations stipulated in Article 8 (Guarantee on Research Reliability and Contents), Article 9 (Rights on Research Outputs and Contents Provided), and Article 10 (Confidentiality) shall continue to remain in force.

Article 12. (Term of Agreement)
This Agreement shall take effect on the agreement date and remain in force for two years. Unless otherwise agreed upon by both parties no later than 30 days before the expiration date, this Agreement shall automatically be extended for another year.

Article 13. (Exclusive Rights on Contents and Ban on the Transfer of Rights and Obligations)
1) P&P shall seek a prior written consent from SK in case P&P intends to venture into the business areas stipulated in Article 2, as well as other similar businesses with a third party other than SK while this Agreement remains in force.
2) Either party shall not transfer its rights and obligations under this Agreement to a third party without the prior written consent of the other party.
Article 14. (Compensation for Damages)
In case of either party's failure to fulfill its obligations stipulated under this Agreement, the defaulting party shall indemnify the other party for the resulting damages.

Article 15 (Force Majeure)
Either party shall not be held liable to the other party for damages sustained due to natural disasters, national emergency situations, riots, warfare, and force majeure.

Article 16. (Jurisdiction)
The parties hereto agree that the Seoul District Court shall have
jurisdiction  in  case  either  party  resorts  to   a   lawsuit,
injunction, attachment, or any other acts of litigation.

IN WITNESS WHEREOF, both parties hereto have executed this Agreement in duplicate. Both parties shall have custody of one original copy to prove the conclusion of this Agreement as of the date written below:

                                                 January 29, 2001

P&P Research Co., Ltd.
Address: 337-5 Seogyo-dong, Mapo-gu, Seoul
Company name: P&P Research Co., Ltd.
President: Lee Eun-woo

SK
Address: 99 Seorin-dong, Jongno-gu, Seoul
Company name: SK Corporation
President: Y Sung-ryol